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                                                                      EXHIBIT 11

                               FIFTH THIRD BANCORP
                 COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
                         FOR THE YEARS ENDED DECEMBER 31

                                                                       1997        1996        1995         1994         1993
                                                                       ----        ----        ----         ----         ----
NET INCOME                                                           $401,237     335,059     287,685     244,459      206,235
                                                                     ========     =======     =======     =======      =======
EARNINGS PER SHARE:
   WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (A)                  155,103     155,991     148,319     144,870      140,960
                                                                     ========     =======     =======     =======      =======
   PER SHARE (NET INCOME DIVIDED BY THE WEIGHTED
     AVERAGE NUMBER OF SHARES OUTSTANDING)                           $   2.59        2.15        1.94        1.69         1.46
                                                                     ========     =======     =======     =======      =======
DILUTED EARNINGS PER SHARE:
   NET INCOME                                                        $401,237     335,059     287,685     244,459      206,235
   ADD - INTEREST ON 4-1/4% CONVERTIBLE SUBORDINATED
    NOTES DUE 1998, NET OF APPLICABLE INCOME TAXES                         --       1,637       4,257       4,332        4,393
                                                                     --------     -------     -------     -------      -------
   ADJUSTED NET INCOME                                               $401,237     336,696     291,942     248,791      210,628
                                                                     ========     =======     =======     =======      =======
   ADJUSTED WEIGHTED AVERAGE NUMBER OF SHARES
     OUTSTANDING - AFTER GIVING EFFECT TO THE
     CONVERSION OF STOCK OPTIONS AND CONVERTIBLE
     SUBORDINATED NOTES (A)                                           157,684     159,603     153,963     150,582      147,011
                                                                     ========     =======     =======     =======      =======
   PER SHARE (ADJUSTED NET INCOME DIVIDED BY
     THE ADJUSTED WEIGHTED AVERAGE NUMBER OF
     SHARES OUTSTANDING)                                             $   2.54        2.11        1.89        1.65         1.43
                                                                     ========     =======     =======     =======      =======

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(a)  Per share amounts and average shares outstanding have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid
     July 15, 1997 and January 12, 1996.